CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         TO:      Cyberlux Corporation

         We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form SB-2 of our reports dated April 4, 2003, which include explanatory paragraphs regarding the substantial doubt about the Company's ability to continue as a going concern, relating to the consolidated financial statements of Cyberlux Corporation, which appear in such Registration Statement and related Prospectus for the registration of 6,277,648 shares of its common stock. We also consent to the references to us under the headings "Experts," "Summary Historical and Unaudited Pro Forma Financial Data" and "Selected Historical Financial Data" in such Registration Statement.

                          /s/ Russell Bedford Stefanou Mirchandani LLP
                           Russell Bedford Stefanou Mirchandani LLP




McLean, Virginia
October 24, 2003